NEWS RELEASE
CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces Third Quarter 2013 Earnings
	Net income of $1.16 million or $0.31 per diluted share
	Net income growth of 30.5% YTD; $2.93 million versus $2.25 million for 2012
	Nonperforming assets declined 55% from a year ago; currently represent only 1.11% of total assets

WARRENTON, VA., October 29, 2013 -- Fauquier Bankshares, Inc. (NASDAQ: FBSS) parent company of The Fauquier Bank (TFB) reported net income of $1.16 million for the third quarter of 2013 compared with $1.21 million for the third quarter of 2012.  Basic and diluted earnings per share were $0.31 and $0.33 for the three months ended September 30, 2013 and September 30, 2012, respectively.  Net income for the first nine months of 2013 was $2.93 million compared with $2.25 million for the same period of 2012.  For the nine months ended September 30, 2013, basic and diluted earnings per share were $0.79 compared with $0.61 for the same period in 2012.
Randy K. Ferrell, President and Chief Executive Officer, said, "We continued to see significant improvement in our asset quality during the third quarter and in the last nine months, with loan loss provisions and nonaccrual loans both decreasing.  Our nonperforming assets are at their lowest level since March 31, 2011.  Our improved asset quality was also a key factor to our net income growth of 30.5% year-to-date."
Ferrell said, "This is the fourth consecutive quarter nonperforming loans have declined and we now have $5.1 million in nonperforming loans.  That represents almost 60% less nonperforming loan exposure than we had in September of 2012.  One commercial loan which carries a partial U. S. government guarantee makes up approximately $2.7 million of the current nonperforming loans on the books.  This commercial loan will either be sold at auction or taken into other real estate owned in the coming months.  While loan growth is challenging in this current environment, we have the funds available to make new loans as needed in our communities."
Return on average assets (ROAA) was 0.78% and return on average equity (ROAE) was 9.51% for the third quarter of 2013 compared with 0.83% and 10.00%, respectively, for the third quarter of 2012. For the nine month period ended September 30, 2013, Fauquier Bankshares' return on average assets was 0.66% and return on average equity was 8.10%, compared with 0.51% and 6.22%, respectively, for the nine month period ended September 30, 2012.
Net interest margin was 3.76% in the third quarter of 2013 compared with 3.94% for the same period in 2012.  Net interest income for the third quarter of 2013 decreased $159,000 or 3.0% to $5.15 million when compared with $5.31 million for the same period in 2012.  The average yield on earning assets declined 40 basis points while cost of funds decreased 26 basis points from the third quarter 2012.  Net interest margin was 3.65% for the first nine months of 2013 compared with 3.93% for the same period in 2012.  Net interest income for the first nine months of 2013 was $14.92 million compared with $16.03 million for the same period in 2012.  The decrease in net interest margin was attributable to lower loan yields and excess liquidity.
Nonperforming assets decreased 55% to $6.59 million, or 1.11% of period end total assets, at September 30, 2013, compared with $14.5 million, or 2.52% of period end total assets, at September 30, 2012. Included in nonperforming assets at September 30, 2013 were $5.1 million of nonperforming loans, $1.4 million of other real estate owned and $128,000 of nonperforming corporate bond investments.  Nonaccrual loans declined $7.4 million at September 30, 2013 compared with a year earlier, with $6.0 million of the decrease concentrated within the commercial real estate loan portfolio.
Net loan charge-offs were $688,000 in the third quarter 2013 compared with $1.39 million in the third quarter of 2012.  The ratio of net charge-offs to average loans outstanding for the third quarter of 2013 was 0.15% compared with 0.30% for the same period in 2012.  Net loan charge-offs for the first nine months of 2013 were $1.08 million, or 0.24% of average loans, compared with $1.97 million for the same period in 2012, or 0.43% of average loans.
The provision for loan losses for the third quarter and first nine months of 2013 were $333,000 and $1.30 million, respectively, compared with $550,000 and $3.85 million for the same periods in 2012.  The $2.55 million decrease in loan provision expense for the first nine months ended 2013 compared with the same period a year earlier is the result of a reduction in loan charge-offs and improved credit quality.  The allowance for loan losses was $6.5 million or 1.42% of total loans at September 30, 2013 compared with $8.6 million or 1.90% at September 30, 2012.  The allowance for loan losses as a percentage of nonperforming loans at September 30, 2013 was 128.10% compared with 69.25% a year earlier.

Noninterest income, excluding securities gains and losses, increased $147,000 to $1.69 million in the third quarter 2013 compared with $1.54 million in the same quarter in 2012.  Noninterest income, excluding securities gains and losses, increased $242,000 to $4.87 million during the first nine months of 2013 compared with $4.63 million during the same period in 2012.  Every category of noninterest income increased for the third quarter and year-to-date. The majority of the increase was due to the increase in Wealth Management fee income and deposit account fees.
Noninterest expense for the third quarter 2013 increased $285,000 to $4.93 million compared with $4.64 million for the third quarter 2012.  The increase was due primarily to $160,000 reserved for an unfunded letter of credit commitment in the third quarter of 2013.  Noninterest expense for the first nine months of 2013 increased $495,000 to $14.59 million compared with $14.10 million for the same period in 2012.  In addition to the reserve for the unfunded letter of credit commitment mentioned in the quarterly comparison, the remainder of the increase was primarily the result of higher consulting and data processing fees.
Total assets were $595.4 million at September 30, 2013 compared with $575.6 million at September 30, 2012.  Total loans, net were $448.5 million at September 30, 2013 compared with $445.3 million at September 30, 2012. Total deposits were $522.8 million at September 30, 2013 compared with $492.0 million at September 30, 2012. Transaction deposits (Demand and NOW accounts) grew $42.5 million to $295.7 million at September 30, 2013 compared with $253.1 million at September 30, 2012, representing 56.6% of total deposits.
Shareholders' equity increased to $48.9 million at September 30, 2013 compared with $48.5 million at September 30, 2012.  The book value of FBSS stock was $13.16 per common share as of September 30, 2013.  Fauquier Bankshares' stock price closed at $14.40 per share on October 28, 2013.  The Company's regulatory capital ratios continue to be deemed "Well Capitalized".  At September 30, 2013, the Company's leverage ratio was 9.31%, compared with 9.35% one year earlier.  The Company's tier 1 and total risk-based ratios were 12.93% and 14.18%, respectively, at September 30, 2013, compared with 12.60% and 13.84% at September 30, 2012. Currently, the minimum capital ratios to be considered "Well Capitalized" by the Federal Reserve are 5.00% for the leverage ratio, 6.00% for the tier 1 risk-based ratio, and 10.00% for the total risk-based ratio.
Final BASEL III rules were released in early July 2013 for all banks by the federal banking agencies. The Bank is subject to the new rule on January 1, 2015.  Ferrell commented, "It's our belief that the Bank is and will continue to be fully compliant with the revised standards on the effective date."
Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William counties in Virginia. TFB continues to look into expanding its market presence, with a site in Gainesville, VA expected to open in December 2013.  Additional information, including a more extensive investor presentation, is available at www.fauquierbank.com or by calling (800) 638-3798.
This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management uses these "non-GAAP" measures in their analysis of the Corporation's performance.  The Company's management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period.  The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance.  The Company's management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance.  Where incorporated into our disclosures, these non-GAAP measures will be clearly identified as such. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 31, 2012	Sep. 30, 2012

EARNINGS STATEMENT DATA:
Interest income	$5,841	$5,748	$5,721	$5,794	$6,288
Interest expense	689	824	878	898	977
Net interest income	5,152	4,924	4,843	4,896	5,311
Provision for loan losses	333	800	167	1,957	550
Net interest income after provision for loan losses	4,819	4,124	4,676	2,939	4,761
Noninterest income	1,689	1,739	1,440	1,573	1,542
Securities gains (losses)	-	-	-	-	2
Noninterest expense	4,926	4,826	4,841	4,971	4,641
Income (loss) before income taxes	1,582	1,037	1,275	(459)	1,664
Income taxes	418	233	313	(267)	452
Net income (loss)	$1,164	$804	$962	$(192)	$1,212

PER SHARE DATA:
Net income per share, basic	$0.31	$0.22	$0.26	$(0.05)	$0.33
Net income per share, diluted	$0.31	$0.22	$0.26	$(0.06)	$0.33
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Average basic shares outstanding	3,713,342	3,713,342	3,703,039	3,695,160	3,695,160
Average diluted shares outstanding	3,731,888	3,728,754	3,715,585	3,714,699	3,712,058
Book value at period end	$13.16	$12.95	$12.98	$12.92	$13.11
BALANCE SHEET DATA:
Total assets	$595,449	$590,899	$596,767	$601,387	$575,602
Loans, net	448,524	436,084	443,591	445,108	445,304
Investment securities	51,562	50,067	47,839	50,429	55,361
Deposits	522,803	519,329	509,604	515,134	492,004
Transaction accounts (Demand & NOW accounts)	295,697	278,230	268,930	280,303	253,148
Shareholders' equity	48,885	48,103	48,209	47,748	48,459
PERFORMANCE RATIOS:
Net interest margin(1)	3.76%	3.60%	3.59%	3.60%	3.94%
Return on average assets	0.78%	0.54%	0.66%	(0.13)%	0.83%
Return on average equity	9.51%	6.65%	8.12%	(1.60)%	10.00%
Efficiency ratio(2)	70.76%	71.13%	75.59%	75.41%	66.45%
Yield on earning assets	4.25%	4.19%	4.24%	4.25%	4.65%
Cost of interest bearing liabilities	0.61%	0.72%	0.78%	0.80%	0.87%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except for ratios)	Sep. 30, 2013	Jun. 30, 2013	Mar. 31, 2013	Dec. 30, 2012	Sep. 30, 2012
ASSET QUALITY RATIOS:
Nonperforming loans	$5,060	$6,698	$10,368	$10,650	$12,428
Other real estate owned	1,406	1,406	1,406	1,406	1,776
Foreclosed property	-	-	-	-	-
Nonperforming corporate bonds, at fair value	128	96	79	325	303
Total nonperforming assets	6,594	8,200	11,853	12,381	14,507
Restructured loans still accruing	8,564	8,484	7,384	5,556	5,562
Student loans (U. S. Government guaranteed) past due 90 or more days and still accruing	3,629	3,220	-	-	-
Loans past due 90 or more days and still accruing	1	355	-	132	248
Total nonperforming and other risk assets	$18,788	$20,259	$19,237	$18,069	$20,317

Nonperforming loans to total loans, period end	1.11%	1.51%	2.31%	2.36%	2.74%
Nonperforming assets to period end total assets	1.11%	1.39%	1.99%	2.06%	2.52%
Allowance for loan losses	$6,481	$6,836	$6,088	$6,258	$8,606
Allowance for loan losses to period end loans	1.42%	1.54%	1.35%	1.39%	1.90%
Allowance for loan losses as percentage of nonperforming loans, period end	128.10%	102.06%	58.72%	58.76%	69.25%
Net loan charge-offs for the quarter	$688	$51	$337	$4,305	$1,393
Net loan charge-offs to average loans	0.15%	0.01%	0.07%	0.95%	0.30%

CAPITAL RATIOS:
Tier 1 leverage ratio	9.31%	9.08%	9.09%	9.12%	9.35%
Tier 1 risk-based capital ratio	12.93%	12.72%	12.42%	12.19%	12.60%
Total risk-based capital ratio	14.18%	13.97%	13.67%	13.44%	13.84%
Tangible equity to total assets	8.21%	8.14%	8.08%	7.94%	8.42%

 FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)	For the Nine Month Periods Ended,
	Sep. 30, 2013	Sep. 30, 2012
EARNINGS STATEMENT DATA:
Interest income	$17,310	$19,160
Interest expense	2,391	3,131
Net interest income	14,919	16,029
Provision for loan losses	1,300	3,850
Net interest income after
provision for loan losses	13,619	12,179
Noninterest income	4,869	4,627
Securities gains (losses)	-	165
Noninterest expense	14,594	14,099
Income before income taxes	3,894	2,872
Income taxes	964	627
Net income	$2,930	$2,245

PER SHARE DATA:
Net income per share, basic	$0.79	$0.61
Net income per share, diluted	$0.79	$0.61
Cash dividends	$0.36	$0.36
Average basic shares outstanding	3,709,945	3,690,294
Average diluted shares outstanding	3,725,517	3,704,550

PERFORMANCE RATIOS:
Net interest margin(1)	3.65%	3.93%
Return on average assets	0.66%	0.51%
Return on average equity	8.10%	6.22%
Efficiency ratio(2)	72.42%	66.96%

Net loan charge-offs	$1,076	$1,972
Net loan charge-offs to average loans	0.24%	0.43%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.